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Exhibit 4.1

FORTY-THIRD AMENDMENT TO THE
THIRD AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.

        This FORTY-THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of September 30, 2004 (this "Amendment"), is being executed by AIMCO-GP, Inc., a Delaware corporation (the "General Partner"), as the general partner of AIMCO Properties, L.P., a Delaware limited partnership (the "Partnership"), pursuant to the authority conferred on the General Partner by Section 7.3.C(7) of the Third Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., dated as of July 29, 1994, as amended and/or supplemented from time to time (the "Agreement"). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.

        WHEREAS, pursuant to Section 4.2.A of the Agreement, the General Partner is authorized to determine the designations, preferences and relative, participating, optional or other special rights, powers and duties of Partnership Preferred Units.

        NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     The Agreement is hereby amended by the addition of a new exhibit, entitled "Exhibit UU," in the form attached hereto, which shall be attached to and made a part of the Agreement.

        2.     Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

        IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:
AIMCO-GP, INC.
By:	/s/ PAUL J. MCAULIFFE
Name:	Paul J. McAuliffe
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT UU

PARTNERSHIP UNIT DESIGNATION OF THE
CLASS X PARTNERSHIP PREFERRED UNITS
OF AIMCO PROPERTIES, L.P.

  1.    Number of Units and Designation.

        A class of Partnership Preferred Units is hereby designated as "Class X Partnership Preferred Units," and the number of Partnership Preferred Units constituting such class shall be 2,000,000.

  2.    Definitions.

        For purposes of the Class X Partnership Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

  "Agreement" shall mean the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 29, 1994, as amended.

  "Class X Partnership Preferred Unit" means a Partnership Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit UU. It is the intention of the General Partner that each Class X Partnership Preferred Unit shall be substantially the economic equivalent of one share of Class X Preferred Stock.

  "Class X Preferred Stock" means the Class X Cumulative Preferred Stock, par value $0.01 per share, of the Previous General Partner.

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

  "Distribution Payment Date" shall mean any date on which cash dividends are paid on all outstanding shares of the Class X Preferred Stock.

  "Junior Partnership Units" shall have the meaning set forth in paragraph (c) of Section 7 of this Exhibit UU.

  "Parity Partnership Units" shall have the meaning set forth in paragraph (b) of Section 7 of this Exhibit UU.

  "Partnership" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

  "Senior Partnership Units" shall have the meaning set forth in paragraph (a) of Section 7 of this Exhibit UU.

  3.    Distributions.

        On every Distribution Payment Date, the holders of Class X Partnership Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class X Partnership Preferred Unit equal to the per share dividend payable on the Class X Preferred Stock on such Distribution Payment

Date. Each such distribution shall be payable to the holders of record of the Class X Partnership Preferred Units, as they appear on the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Class X Preferred Stock on such Distribution Payment Date. Holders of Class X Partnership Preferred Units shall not be entitled to any distributions on the Class X Partnership Preferred Units, whether payable in cash, property or stock, except as provided herein.

  4.    Liquidation Preference.

          (a)   In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Partnership Units, the holders of Class X Partnership Preferred Units shall be entitled to receive Twenty-Five Dollars ($25.00) per Class X Partnership Preferred Unit (the "Liquidation Preference"), plus an amount per Class X Partnership Preferred Unit equal to all dividends (whether or not declared or earned) accumulated, accrued and unpaid on one share of Class X Preferred Stock to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class X Partnership Preferred Units have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not declared or earned) accumulated, accrued and unpaid on the Class X Preferred Stock to the date of final distribution to such holders, no payment shall be made to any holder of Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Class X Partnership Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Class X Partnership Preferred Units and any such Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Class X Partnership Preferred Units and any such other Parity Partnership Units if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Partnership with one or more partnerships, or (ii) a sale or transfer of all or substantially all of the Partnership's assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

          (b)   Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Class X Partnership Preferred Units and any Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class X Partnership Preferred Units and any Parity Partnership Units shall not be entitled to share therein.

  5.    Redemption.

        Class X Partnership Preferred Units shall be redeemable by the Partnership as follows:

          (a)   At any time that the Previous General Partner exercises its right to redeem all or any of the shares of Class X Preferred Stock, the General Partner shall cause the Partnership to redeem an equal number of Class X Partnership Preferred Units, at a redemption price per Class X Partnership Preferred Unit payable in cash and equal to the same price per share paid by the Previous General Partner to redeem the Class X Preferred Stock. In the event of a redemption of Class X Partnership Preferred Units, if the redemption date occurs after a dividend record date for the Class X Preferred Stock and on or prior to the related Distribution Payment Date, the distribution payable on such Distribution Payment Date in respect of such Class X Partnership

  Preferred Units called for redemption shall be payable on such Distribution Payment Date to the holders of record of such Class X Partnership Preferred Units on the applicable dividend record date, and shall not be payable as part of the redemption price for such Class X Partnership Preferred Units.

          (b)   If the Partnership shall redeem Class X Partnership Preferred Units pursuant to paragraph (a) of this Section 5, from and after the redemption date (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, the Partnership shall not make any further distributions on the Class X Partnership Preferred Units so called for redemption, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class X Partnership Preferred Units of the Partnership shall cease except the rights to receive the cash payable upon such redemption, without interest thereon; provided, however, that if the redemption date occurs after dividend record date for the Class X Preferred Stock and on or prior to the related Distribution Payment Date, the full distribution payable on such Distribution Payment Date in respect of such Class X Partnership Preferred Units called for redemption shall be payable on such Distribution Payment Date to the holders of record of such Class X Partnership Preferred Units on the applicable dividend record date notwithstanding the prior redemption of such Class X Partnership Preferred Units. No interest shall accrue for the benefit of the holders of the Class X Partnership Preferred Units to be redeemed on any cash set aside by the Partnership.

          (c)   If fewer than all the outstanding Class X Partnership Preferred Units are to be redeemed, units to be redeemed shall be selected by the Partnership from outstanding Class X Partnership Preferred Units not previously called for redemption by any method determined by the General Partner in its discretion. Upon any such redemption, the General Partner shall amend Exhibit A to the Agreement as appropriate to reflect such redemption.

  6.    Status of Reacquired Units.

        All Class X Partnership Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

  7.    Conversion.

        Class X Partnership Preferred Units shall be convertible as follows:

          (a)   Upon any conversion of shares of Class X Preferred Stock into shares of Common Stock, the General Partner shall cause a number of Class X Partnership Preferred Units equal to the number of such converted shares of Class X Preferred Stock to be converted by the holders thereof into Partnership Common Units. The conversion ratio in effect from time to time for the conversion of Class X Partnership Preferred Units into Partnership Common Units pursuant to this Section 7 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Class X Preferred Stock into Common Stock.

          (b)   In the event of a conversion of any Class X Partnership Preferred Units, the Partnership shall make a cash payment to the holder thereof equal to the cash payment required to be made by the Previous General Partner to the holder of the shares of Class X Preferred Stock the conversion of which required the conversion of such Class X Partnership Preferred Units. Holders of Class X Partnership Preferred Units at the close of business on a distribution payment record date shall be entitled to receive the distribution payable on such units on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such distribution payment record date and prior to such Distribution Payment Date. Except as provided above, the

  Partnership shall make no payment or allowance for unpaid distributions on converted units or for distributions on the Partnership Common Units issued upon such conversion. Each conversion of Class X Partnership Preferred Units into Partnership Common Units shall be deemed to have been effected at the same time and date that the corresponding conversion of Class X Preferred Stock into Common Stock is deemed to have been effected.

          (c)   No fractional Partnership Common Units shall be issued upon conversion of Class X Partnership Preferred Units. Instead of any fractional Partnership Common Units that would otherwise be deliverable upon the conversion of Class X Partnership Preferred Units, the Partnership shall pay to the holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted shares of Class X Preferred Stock in lieu of fractional shares of Common Stock.

          (d)   The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of (i) the issue or delivery of Partnership Common Units or other securities or property on conversion or redemption of Class X Partnership Preferred Units pursuant hereto, and (ii) the issue or delivery of Common Stock or other securities or property on conversion or redemption of Class X Preferred Stock pursuant to the terms hereof.

  8.    Ranking.

        Any class or series of Partnership Units of the Partnership shall be deemed to rank:

          (a)   prior or senior to the Class X Partnership Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class X Partnership Preferred Units ("Senior Partnership Units");

          (b)   on a parity with the Class X Partnership Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class X Partnership Preferred Units if (i) such class or series of Partnership Units shall be Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class G Partnership Preferred Units, Class H Partnership Preferred Units, Class I Partnership Preferred Units, Class J Partnership Preferred Units, Class K Partnership Preferred Units, Class L Partnership Preferred Units, Class M Partnership Preferred Units, Class N Partnership Preferred Units, Class O Partnership Preferred Units, Class P Partnership Preferred Units, Class Q Partnership Preferred Units, Class R Partnership Preferred Units, Class S Partnership Preferred Units, Class T Partnership Preferred Units, Class U Partnership Preferred Units, Class V Partnership Preferred Units, Class W Partnership Preferred Units, Class One Partnership Preferred Units, Class Two Partnership Preferred Units, Class Three Partnership Preferred Units, Class Four Partnership Preferred Units, Class Six Partnership Preferred Units, Class Seven Partnership Preferred Units or Class Nine Partnership Preferred Units, or (ii) the holders of such class or series of Partnership Units and the Class X Partnership Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority one over the other (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Partnership Units"); and

          (c)   junior to the Class X Partnership Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Partnership Common Units, Class I High Performance Partnership Units, Class II High Performance Partnership Units, Class III High Performance Partnership Units, Class IV High Performance Partnership Units, Class V High Performance Partnership Units, Class VI High Performance Partnership Units, Class VII High Performance Partnership Units, Class Five Partnership Preferred Units, Class Eight Partnership Preferred Units, Class Ten Partnership Preferred Units, Class Eleven Partnership Preferred Units or Class Twelve Partnership Preferred Units or (ii) the holders of Class X Partnership Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Partnership Units").

  9.    Special Allocations.

          (a)   Gross income and, if necessary, gain shall be allocated to the holders of Class X Partnership Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holders of Class X Partnership Preferred Units receive a distribution on any Class X Partnership Preferred Units (other than an amount included in any redemption pursuant to Section 5 hereof) with respect to such Fiscal Year.

          (b)   If any Class X Partnership Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holders of Class X Partnership Preferred Units to the extent that the redemption amounts paid or payable with respect to the Class X Partnership Preferred Units so redeemed exceeds the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the Partnership) per Class X Partnership Preferred Unit allocable to the Class X Partnership Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holders of Class X Partnership Preferred Units to the extent that the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the Partnership) per Class X Partnership Preferred Unit allocable to the Class X Partnership Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class X Partnership Preferred Units so redeemed.

  10.    Restrictions on Ownership.

        The Class X Partnership Preferred Units shall be owned and held solely by the General Partner or the Special Limited Partner.

  11.    General.

          (a)   The ownership of Class X Partnership Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Class X Partnership Preferred Units.

          (b)   The rights of the General Partner and the Special Limited Partner, in their capacity as holders of the Class X Partnership Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner or the Special Limited Partner, respectively, in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner or the Special Limited Partner under the Agreement, other than in their capacity as holders of the Class X Partnership Preferred Units.

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FORTY-THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.
EXHIBIT UU
PARTNERSHIP UNIT DESIGNATION OF THE CLASS X PARTNERSHIP PREFERRED UNITS OF AIMCO PROPERTIES, L.P.